Vanguard Wellesley Income Fund
PART II-I.-5-(1) Diversification of Investment Portfolio
(Admiral Shares and Investor Shares)			(As of the end of January 2014)
Types of Assets	Name of Country	Total Market Value	Investment
		(USD)	Ratio(%)
	Canada	338,595,155.12	0.96
Common Stocks	Switzerland	311,992,003.20	0.89
	France	198,436,561.75	0.56
	United Kingdom	1,122,012,882.56	3.19
	Netherlands	213,709,142.20	0.61
	United States	11,076,283,617.68	31.54
	Sub-total	13,261,029,362.51	37.76
Bonds	United Arab Emirates	10,846,165.48	0.03
	Austria	17,651,602.64	0.05
	Canada	111,013,693.76	0.32
	France	104,420,926.51	0.30
	South Korea	32,538,496.45	0.09
	Mexico	11,058,835.39	0.03
	Norway	57,633,545.99	0.16
	Netherlands	85,361,601.15	0.24
	Poland	31,049,807.07	0.09
	Qatar	7,868,786.72	0.02
	Russia	18,289,612.38	0.05
	Singapore	35,728,545.12	0.10
	United States	18,362,002,856.44	52.28
	Sub-total	18,885,464,475.10	53.77
Mortgage/Asset Backed Bonds	United States	2,381,903,007.00	6.78
Cash and Other Assets (After Deduction of Liabilities)		594,627,337.76	1.69
Total		35,123,024,182.37	100.00
(Net Asset Value)		(3,588,519 million yen)

Note 1: Total Net Asset Value for Investor Shares is: $11,351,580,970.63.